Exhibit 4.5

AMENDMENT NO. 4
TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 4 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of October 28, 2010 (this “Amendment”), among InfoLogix, Inc., a Delaware corporation (“Parent Borrower”), InfoLogix Systems Corporation, a Delaware corporation (“ISC”), Embedded Technologies, LLC, a Delaware limited liability company (“Embedded”), Opt Acquisition LLC, a Pennsylvania limited liability company (“Opt”), and InfoLogix—DDMS, Inc., a Delaware corporation (“DDMS”) (Parent Borrower, ISC, Embedded, Opt and DDMS are each referred to herein as a “Borrower” and collectively as “Borrowers”) and Hercules Technology Growth Capital, Inc., a Maryland corporation (“Lender”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in (a) the Loan Agreement referred to below or (b) in the event that such terms are not defined in the Loan Agreement, the Loan Documents (as defined in the Loan Agreement).

RECITALS

WHEREAS, on November 20, 2009, Borrowers and Lender entered into that certain Amended and Restated Loan and Security Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Lender made advances and other extensions of credit available to Borrowers.

WHEREAS, Events of Default exist under (a) Section 9.1 and Section 9.2 of the Loan Agreement as a result of a breach of Section 2.1(c) and Section 2.6(a)(i) of the Loan Agreement, (b) Section 9.2 of the Loan Agreement as a result of a breach of Section 7.20(d) of the Loan Agreement for the month of February 2010, March 2010, April 2010, May 2010, July 2010 and August 2010, (c) Section 9.2 of the Loan Agreement as a result of a breach of Section 7.20(a) of the Loan Agreement for the Three Month Measurement Period ending December 2009, January 2010, February 2010, March 2010, April 2010, May 2010, June 2010, July 2010 and August 2010, (d) Section 9.2 of the Loan Agreement as a result of a breach of Section 7.20(b) of the Loan Agreement for the Twelve Month Measurement Period ending June 30, 2010 and (e) Section 9.2 of the Loan Agreement as a result of a breach of Section 7.20(c) of the Loan Agreement for the Twelve Month Measurement Period ending June 30, 2010; such Events of Default described in clauses (a), (b), (c), (d) and (e) are herein referred to as the “Specified Events of Default”.

WHEREAS, (a) as evidenced by that certain letter agreement between the Lender and the Borrowers (i) dated September 10, 2010, the Lender made, on September 13, 2010, an Overadvance (the “Initial Overadvance”) to the Borrowers in the amount of $500,000, (ii) dated October 1, 2010, the Lender made an Overadvance to the Borrowers in the amount of $500,000 and (iii) dated October 8, 2010, the Lender made an Overadvance to the Borrowers in the amount of $1,000,000 and (b) on October 28, 2010, the Lender made an Overadvance to the Borrowers in the amount of $1,400,000.

WHEREAS, Borrowers have requested that Lender (a) provide a term loan in an original principal amount of $500,000 to refinance the Initial Overadvance and (b) amend certain terms and provisions of the Loan Agreement.

WHEREAS, Lender is agreeable to amend the terms of the Loan Agreement as herein provided, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENTS

§1.          Amendments to Loan Agreement and Exhibits Thereto.  The Loan Agreement and Exhibits thereto are hereby amended as provided in the marked pages of the Loan Agreement and such Exhibits attached hereto as Exhibit A.

§2.          Ratification of Loan Documents, Etc.  Each Borrower hereby adopts again, ratifies and confirms in all respects, as its own act and deed: (i) each of the Loan Agreement and the other Loan Documents to which such Borrower is a party; (ii) the grant of a security interest under the Loan Agreement and the other Loan Document in the Collateral, together with any and all UCC financing statements, United States Patent and Trademark Office recordings, United States Copyright Office recordings, and other instruments or documents previously executed in connection therewith to create, evidence, perfect or preserve the priority of such security interest and Lien in favor of Lender; (iii) each of the other instruments or documents delivered in connection with the Loan Agreement or any of the Loan Documents and purported to be executed by it and acknowledges that all of the foregoing Loan Documents and other instruments, documents, filings and recordings shall continue in full force and effect.  Each pledgor under a Pledge Agreement hereby adopts again, ratifies and confirms in all respects, as its own act and deed, each pledge granted by such pledgor thereunder.  By its signature below, each Borrower hereby consents to this Amendment, and after taking into account this Amendment, acknowledges that this Amendment shall not alter, release, discharge or otherwise affect any of its obligations under any Loan Document under which such Borrower acts as a secondary obligor, if any.

§3.          Representations and Warranties.  Each Borrower hereby represents and warrants to Lender as follows:

(a)           The execution and delivery of this Amendment and the performance of the Loan Agreement, as amended by this Amendment, by the Borrowers and the transactions contemplated hereby (i) are within the corporate or company authority of each Borrower, as applicable, (ii) have been duly authorized by all necessary corporate and company proceedings, as applicable, (iii) do not and will not contravene with (A) any provision of law, statute, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower or any of its Subsidiaries or (B) such Borrower’s certificate or articles of incorporation or formation, other charter documents, by-laws or limited liability company agreements, other company agreements, or any stock or membership provision or any amendment thereof or (C) the provisions of any contract or agreement binding upon such Borrower.

(b)           The execution and delivery of this Amendment and performance of the Loan Agreement, as amended by this Amendment, by the Borrowers and the transactions contemplated hereby are valid and legally binding obligations of each Borrower, enforceable against each such Borrower in accordance with the respective terms and provisions hereof.

(c)           No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or subdivision thereof, is required to be obtained in connection with the execution and delivery of this Amendment, the performance by Borrowers and their Subsidiaries of their obligations under this Amendment and the Loan Agreement as amended hereby or the legality, validity, binding effect or enforceability of any of the Loan Documents.

(d)           Each of the representations and warranties of such Borrower contained in the Loan Agreement as amended hereby or in any document or instrument delivered pursuant to or in connection with the Loan Agreement as amended hereby are true and correct in all material respects (other than to the extent that any representation and warranty is already qualified by materiality, in which case, such representation and warranty shall be true and correct) as of the date hereof.

(e)           Other than the Specified Events of Default, after taking into account this Amendment, no Event of Default has occurred and is continuing, and no event has occurred and is continuing that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

§4.          Conditions to Effectiveness.  This Amendment shall become effective as of the date first written above upon the receipt by Lender of each of the following items:

(a)           Lender shall have received a duly executed copy of this Amendment by Borrowers.

(b)           Lender shall have received a duly executed Term Note D by Borrowers.

(c)           Lender shall have received a duly executed registration rights agreement by Parent Borrower in favor of Lender in the form of Exhibit B attached hereto.

(d)           Lender shall have received copies, certified by the Secretary or Assistant Secretary (or the equivalent thereof) of each Borrower, in each case, of its certificate of incorporation or formation, as applicable (each certified by the Secretary of State of the State of such Borrower’s incorporation or formation, as applicable, as of a recent date), its by-laws or limited liability company agreement, as applicable, (or, to the extent that there have been no amendments or modifications to such documents since the date such documents were last delivered to Lender, and such documents remain in full force and effect, Lender shall have received a certification with respect thereto), its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Borrower is a party, the incumbency of its officers authorized to sign the Loan Documents, which shall identify by name and title and bear the signatures of the authorized officers and any other officers of such Borrower authorized to sign the Loan Documents to which such Borrower is a party (or, to the extent that the authorized officers of the applicable Person remains the same as the certification received as of the Closing Date, Lender shall have received a certification with respect thereto), which such documents shall be in form and substance reasonably satisfactory to Lender and upon which certificate Lender shall be entitled to rely until informed of any change in writing by such Borrower.

(e)           Borrowers shall have paid in immediately available funds (i) all costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and expenses) of Lender and (ii) all reasonable fees and expenses of Morgan, Lewis & Bockius LLP, counsel to Lender.

(f)            Lender shall have received such other documents as Lender or its counsel may have reasonably requested.

§5.          Effect of Amendment.  Except as expressly set forth herein, this Amendment does not constitute an amendment of any term or condition of the Loan Agreement or any other Loan Document, and all such terms and conditions shall remain in full force and effect and are hereby ratified and confirmed in all respects.  Nothing contained in this Amendment shall be construed to imply a willingness on the part of Lender to grant any similar or other future amendments of any of the terms and conditions of the Loan Agreement or the other Loan Documents.  Nothing contained in this Amendment shall in any way prejudice, impair or otherwise adversely affect any rights or remedies of Lender under the Loan Agreement, as amended, or any other Loan Document generally and specifically in respect of the Specified Events of Default .  Nothing contained in this Amendment shall be construed to constitute a waiver or forbearance of the Specified Events of Default, which shall continue to exist following the effectiveness of this Amendment and for which Lender shall continue to have all rights and remedies of Lender under the Loan Documents in respect thereof.  This Amendment shall constitute a Loan Document.

§6.          Release.  Each Borrower, on behalf of itself and its affiliates, and its or their successors, assigns and agents, hereby expressly forever waives, releases and discharges any and all claims (including, without limitation, cross-claims, counterclaims, and rights of setoff and recoupment), causes of action (whether direct or derivative in nature), demands, suits, costs, liabilities, responsibilities, disputes, obligations, expenses and damages (collectively, the “Claims”) any of them may have or allege to have as of the date of this Amendment (and all defenses that may arise out of any of the foregoing) of any nature, description, or kind whatsoever, based in whole or in part on facts, whether actual, contingent or otherwise, now known, unknown, or subsequently discovered, whether arising in law, at equity or otherwise, against either Lender or Holder, or any of their respective subsidiaries, affiliates, agents, principals, managers, managing members, members, stockholders, “controlling persons” (within the meaning of the United States federal securities laws), directors, officers, employees, attorneys, consultants, advisors, agents, trusts, trustors, beneficiaries, heirs, executors and administrators of each of the foregoing (collectively, the “Released Parties”) arising out of the Existing Agreement, the Existing Loan Documents, the Existing Warrant Agreement, the Loan Agreement, the Loan Documents and any or all of the actions and transactions contemplated hereby or thereby, including any actual or alleged performance or non-performance of any of the Released Parties under the Existing Agreement, the Existing Loan Documents, the Existing Warrant Agreement, the Loan Agreement and the Loan Documents; provided that nothing in this Amendment shall be deemed to release Lender from any of its obligations under the Loan Agreement or Holder from any of its obligations under the Existing Warrant Agreement.  Each Borrower hereby acknowledges that the agreements in this Section 6 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Claims.  In entering into this Amendment, each Borrower expressly disclaims any reliance on any representations, acts, or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above does not depend in any way on any such representation, acts and/or omissions or the accuracy, completeness, or validity thereof.  The provisions of this Section 6 shall survive (i) the entry into the Loan Agreement and the Loan Documents, the payment in full of all Secured Obligations of Borrowers under or in respect of the Loan Agreement and the other Loan Documents and all other amounts owing thereunder and the termination of all such Loan Documents and (ii) the exercise by Holder of any and all of its rights under the Existing Warrant Agreement.

§7.          Miscellaneous.

(a)           Governing Law.  This Amendment has been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California.  This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(b)           Consent to Jurisdiction and Venue.  All judicial proceedings (to the extent that the reference requirement of Section 7(c) is not applicable) arising in or under or related to this Amendment may be brought in any state or federal court located in the State of California.  By execution and delivery of this Amendment, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Amendment.  Service of process on any party hereto in any action arising out of or relating to this Amendment shall be effective if given in accordance with the requirements for notice set forth in Section 11.2 of the Loan Agreement, and shall be deemed effective and received as set forth in Section 11.2 of the Loan Agreement.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(c)           Mutual Waiver of Jury Trial / Judicial Reference.

(i)            Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “SECTION 7 CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER.  This waiver extends to all such Section 7 Claims, including Section 7 Claims that involve Persons other than Borrowers and Lender; Section 7 Claims that arise out of or are in any way connected to the relationship between any Borrower and Lender; and any Section 7 Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Amendment.

(ii)           If the waiver of jury trial set forth in Section 7(c)(i) is ineffective or unenforceable, the parties agree that all Section 7 Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California.  Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(iii)          In the event Section 7 Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 7(b), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Section 7 Claims are otherwise subject to resolution by judicial reference.

(d)           Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic methods shall be effective as delivery of a manually executed counterpart of this Amendment.

(e)           Payment of Fees.  Each Borrower hereby agrees to pay Lender, on demand by Lender, all Lender Expenses and all other professional fees set forth in Section 11.11 of the Loan Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Borrowers and Lender have duly executed and delivered this Amendment No. 4 to Amended and Restated Loan and Security Agreement as of the day and year first above written.

BORROWERS:

INFOLOGIX, INC.

By:	/s/ David T. Gulian
David T. Gulian, President and CEO

INFOLOGIX SYSTEMS CORPORATION

By:	/s/ David T. Gulian
David T. Gulian, President

OPT ACQUISITION LLC

By:	InfoLogix Systems Corporation, its sole Member

By:	/s/ David T. Gulian
David Gulian, President

EMBEDDED TECHNOLOGIES, LLC

By:	InfoLogix Systems Corporation, its sole Member

By:	/s/ David T. Gulian
David T. Gulian, President

INFOLOGIX — DDMS, INC.

By:	/s/ David T. Gulian
David T. Gulian, President

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ K. Nicholas Martitsch

Print Name:	K. Nicholas Martitsch

Title:	Associate General Counsel

Exhibit A

Exhibit A to [~~Amendments~~]Amendment No. ~~1 No. 2 and No. 3~~ 4 to Amended and Restated Loan and

Security Agreement

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made and dated as of November 20, 2009 and is entered into by and among InfoLogix, Inc., a Delaware corporation (“Parent Borrower”), InfoLogix Systems Corporation, a Delaware corporation (“ISC”), Embedded Technologies, LLC, a Delaware limited liability company (“Embedded”), Opt Acquisition LLC, a Pennsylvania limited liability company (“Opt”), and InfoLogix—DDMS, Inc., a Delaware corporation (“DDMS”) (Parent Borrower, ISC, Embedded, Opt and DDMS are each referred to herein as a “Borrower” and collectively as “Borrowers”) and Hercules Technology Growth Capital, Inc., a Maryland corporation (“Lender”).

RECITALS

A.            Under the Existing Agreement (as defined below), Borrowers requested Lender to make available to them (i) a term loan (the “Existing Term Loan”) in an initial aggregate principal amount of $12,500,000 (the “Existing Term Loan Commitment”) and (ii) a revolving facility (the “Existing Revolving Loan”) in an initial aggregate principal amount of $12,500,000 (the “Existing Revolving Loan Commitment”); and

B.            Under the First Amendment to Existing Agreement, dated as of November 19, 2008, the Existing Revolving Loan Commitment Amount was reduced to an aggregate principal amount of $9,000,000; and

C.            As of the date hereof and immediately prior to giving effect to this Agreement, the Existing Secured Obligations equal $22,725,811.89, of which (i) $9,102,836 constitutes the aggregate principal amount of all Existing Revolving Loans, (ii) $11,768,582 constitutes the aggregate principal amount of the Existing Term Loan, (iii) $68,422 constitutes the aggregate accrued and unpaid interest on all Existing Revolving Loans, (iv) $98,521 constitutes the aggregate accrued and unpaid interest on the Existing Term Loan, (v) $160,000 constitutes that unpaid portion of the Restructuring Fee under and as defined in the Existing Agreement and (vi) $1,527,450.89 constitutes all other outstanding Existing Secured Obligations; and

D.            As of the date hereof and immediately prior to giving effect to this Agreement, Lender assigned to Hercules Technology I, LLC a portion of its interest in the Existing Term Loan equal to $5,000,000, and substantially contemporaneously therewith, Hercules Technology I, LLC cancelled such $5,000,000 in exchange for 67,294,751 shares of common Capital Stock of Parent Borrower at par $0.00001; and

E.             In connection with the negotiations to restructure the Existing Agreement, Borrowers have requested that Lender amend and restate the Existing Agreement and restructure the Existing Term Loan and the Existing Revolving Commitments and continue such loans hereunder as follows: (i) a term loan A(the “Term Loan A”) in an initial aggregate principal amount of $5,500,000 (the “Term Loan A Commitment”), (ii) a term loan B(the “Term Loan  B”) in an initial aggregate principal amount of $5,000,000 (the “Term Loan B Commitment”) and (iii) a revolving facility (the “Revolving Loan”) in an initial aggregate principal of $12,000,000 (the “Revolving Loan Commitment”); and

F. Lender is willing to amend and restate the Existing Agreement and restructure the Existing Term and Existing Revolving Commitments as herein provided on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, each Borrower and Lender agree as follows:

SECTION 1. DEFINITIONS, RULES OF CONSTRUCTION AND ACKNOWLEDGMENTS

1.1. Definitions. Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“90-Day VWAP Price” means, as of the date of determination, the price per share of common Capital Stock of Parent Borrower equal to: (A) the ninety (90) day volume weighted average price per share of Parent Borrower’s common Capital Stock, determined by reference to the closing price on an Approved Exchange of such common Capital Stock during such period, so long as, as of the date of determination, the common Capital Stock of the  Parent Borrower is listed an Approved Exchange or (B) in accordance with the Valuation  Procedures, in the event the common Capital Stock of Parent Borrower has ceased to be  listed on an Approved Exchange.

“2009 Recapitalization” means the recapitalization of the Parent Borrower’s Capital Stock pursuant to that certain Debt Conversion Agreement.

“Account Control Agreement(s)” means any agreement in form, scope and substance satisfactory to Lender entered into by Lender, any Borrower and a third party bank or other institution (including a securities intermediary) in which such Borrower maintains a deposit account or securities account and which grants Lender a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit I.

“Acquisition Agreement” means the acquisition agreement entered into in connection with a Permitted Acquisition.

“Acquisition Documents” means the Acquisition Agreement and each other agreement, instrument, side letter or other document executed and delivered in connection with a Permitted Acquisition.

“Adjusted 30-Day VWAP Price” means, as of the date of determination, the price per share of common Capital Stock of Parent Borrower equal to: (A) the thirty (30) day volume weighted average price of Parent Borrower’s common Capital Stock, determined by reference to: the closing price of such common Capital Stock as listed on the Approved Exchange during such period, multiplied by eighty percent (80%), so long as, as of the date of determination, the common Capital Stock of the Parent Borrower is listed an Approved Exchange or (B) in in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense under capitalized leases that is treated as interest in accordance with GAAP, in each case, of or by Parent Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period. For purposes of calculating the Consolidated Interest Coverage Ratio, interest shall be included herein to the extent paid in cash or required to be paid in cash.

“Consolidated Interest Coverage Ratio” means, as of the date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the most recently completed Three Month Measurement Period to (b) Consolidated Interest Expense for such Three Month Measurement Period.

“Consolidated Total Leverage Ratio” means, as of the date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the most recently completed Twelve Month Measurement Period.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Converted Adjusted Debt Amount” means, as of the date of determination, an amount equal to fifty percent (50%) of the aggregate outstanding principal amount of the Term Loan B.

“Converted Debt Amount” means, as of the date of determination, the aggregate outstanding principal amount of the Term Loan B.

“Converted Term Loan C Debt Amount” means, as of the date of determination, the aggregate outstanding principal amount of the Term Loan C.

“Converted Term Loan D Debt Amount” means, as of the date of determination, the aggregate outstanding principal amount of the Term Loan D.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by any Borrower or in which any Borrower now holds or hereafter acquires any interest.

“Equipment Term Loan Lockbox” means a lockbox maintained with a financial institution acceptable to Lender in its sole discretion and in the name of Lender.

“Equipment Term Loan Maturity Date” means December 31, 2010.

“Equipment Term Loan Note” means a promissory note in substantially the form of Exhibit B-4.

“Event of Default” has the meaning given to it in Section 9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Agreement” means that certain Loan and Security Agreement dated as of May 1, 2008 among the Borrowers and Lender, as amended prior to the date hereof and as further amended and restated by this Agreement.

“Existing Loan Documents” means those certain “Loan Documents” executed and delivered in connection with the Existing Agreement from time to time.

“Existing Revolving Loan” has the meaning ascribed to such term in the Recitals hereto.

“Existing Revolving Loan Commitment” has the meaning ascribed to such term in the Recitals hereto.

“Existing Secured Obligations” means all “Secured Obligations” arising under the Existing Agreement.

“Existing Term Loan” has the meaning ascribed to such term in the Recitals hereto.

“Existing Term Loan Commitment” has the meaning ascribed to such term in the Recitals hereto.

“Facility Charge” means an amount equal to $450,000.

“Financial Statements” has the meaning given to it in Section 7.1.

“First Amendment” means Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated as of February 19, 2010, among Borrowers and Lender.

“First Amendment Effective Date” means February 19, 2010.

“Fourth Amendment” means Amendment No. 4 to Amended and Restated Loan and Security Agreement, dated as of October 28, 2010, among Borrowers and Lender.

“Fourth Amendment Effective Date” means October 28, 2010.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Measurement Period” means, at any date of determination, the most recently completed Twelve Month Measurement Period or Three Month Measurement Period, of Borrowers, as applicable.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Note(s)” means, collectively, the Revolving Notes, the Term Notes A, Term Notes B, the Term Notes C; the Term Notes D and/or the Equipment Term Loan Note.

“Opt” has the meaning ascribed to such term in the Preamble hereof.

“Overadvance” or “Overadvances” has the meaning ascribed to such terms in Section 2.1(c) hereof.

[~~“Overadvance Period” means a period of up to twenty-eight (28) consecutive calendar days following the making of an Overadvance under Section 2.1(c) hereof~~.]

[~~“Overadvance Clean Down Period” means, with respect to any Overadvance and as of the date of determination, a period of fourteen (14) consecutive calendar days following the date which is last day of an Overadvance Period for the initial Overadvance made during such Overadvance Period.]~~

“Parent Borrower” has the meaning ascribed to such term in the Preamble hereof.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Parent Borrower or a Subsidiary now holds or hereafter acquires any interest.

“Patent Security Agreement” means a patent security agreement executed and delivered by Borrowers and Lender, as such may be amended, restated or otherwise modified from time to time.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Acquisition” means the purchase or the acquisition in a single transaction or a series of related transactions of (a) all of the Capital Stock in any Person that, upon the consummation thereof, will be a Domestic Subsidiary wholly-owned directly by the Parent Borrower or one or more of its wholly-owned Domestic Subsidiaries (including as a result of a merger or consolidation), or (b) all or substantially all of the assets of a Person (in each case of clause (a) and (b), the “Acquired Assets”), provided that, in each case the following conditions are met:

(i) no fact or condition exists, or would result from such acquisition, that would (or would, with the passage of time or the giving of notice, or both) constitute an Event of Default;

easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or Cash Equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; and (xv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xi) above, provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of inventory in the ordinary course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States in the ordinary course of business, (iii) dispositions of worn-out, obsolete or surplus equipment at fair market value in the ordinary course of business, (iv) other transfers of assets having a fair market value of not more than $300,000 in the aggregate in any fiscal year, provided, that Borrowers shall be required to make mandatory prepayments of the Term Loans and the Equipment Term Loan, in accordance with the provisions of Section 2.6(a)(v) herein, in the amounts by which the fair market value of any transfers of assets contemplated by clause (iv) herein exceed $230,000 in the aggregate in any fiscal year, and (v) the sale of US Patent 6,121,960 and South Korean Patent KR10-1999-7001648, entitled “Touch Screen Systems and Methods” (together, the “Touch Screen Patents”) pursuant to that certain Patent Purchase Agreement between Embedded and Intellectual Ventures Fund 68, LLC, dated as of June 8, 2010, provided, that concurrently with receipt of proceeds of the sale of the Touch Screen Patents, such proceeds shall be applied as follows: first, to repay the Discretionary Credit advanced by Lender and outstanding as of such date or reasonably anticipated to be outstanding after the date of such sale; and second, thereafter to the repayment of the Secured Obligations in Lender’s discretion. No Term Loan Prepayment Charge shall be required for any prepayment of the Term Loans contemplated  under clause (v) of this [~~Section 2.6(a)(v)~~]definition.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Pledge Agreements” means, collectively, (a) that certain Pledge Agreement, dated as of May 1, 2008, executed and delivered by each Borrower pledging its respective interest as applicable, in DDMS, ISC, Embedded and Opt and (b) any other pledge agreement executed and delivered pursuant to the terms hereof, as each such agreement may be amended, restated or otherwise modified from time to time.

“Preferred Stock” means at any given time any equity security issued by Parent Borrower that has any rights, preferences or privileges senior to Parent Borrower’s common stock.

“Proposed Share Price” has the meaning given to such term in the definition of “Valuation Procedures”.

“Secured Obligations” means each Borrower’s obligations under this Agreement and any Loan Document, including any obligation, of any kind or nature, to pay any amount now owing or later arising to Lender (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), whether or not evidenced by any note, agreement or other instrument. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower, in any Insolvency Proceeding, whether or not allowed in such case or proceeding), fees, attorneys’ fees and any other sum chargeable to any Borrower under this Agreement or any of the other Loan Documents.

“Securities” means, collectively, (i) the Term Loan B, (ii) the shares of common Capital Stock of Parent Borrower issued to Lender pursuant to Section 2.5(a)(iii) and Section 2.9 hereof, (iii) the Term Loan C[~~and~~], (iv) the shares of common Capital Stock of Parent Borrower issued to Lender pursuant to Section 2.10 hereof, (v) the Term Loan D and (vi) the shares of common Capital Stock of Parent Borrower issued to Lender pursuant to Section 2.11  hereof.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Security Documents” means, collectively, Section 3 of this Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Pledge Agreements, the Account Control Agreements, the Collateral Assignments of Acquisition Documents, the Reaffirmation Agreement, all UCC Financing Statements and any other documents executed or to be executed in connection with the foregoing or purporting to grant security interests and Liens on the assets of the applicable Borrower in favor of Lender, as the same may from time to time be amended, modified, supplemented or restated.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its discretion and subject to subordination provisions or agreements satisfactory to Lender in its discretion, including without limitation, the HIA Indebtedness.

“Subordinated Indebtedness Documents” means any and all documents executed by Parent Borrower or any of its Subsidiaries giving rise to or otherwise executed in connection with the Subordinated Indebtedness, including without limitation, any and all promissory notes, loan agreements, security agreements, and any and all collateral and ancillary documents.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Parent Borrower owns or controls, directly or indirectly, 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Loan A” has the meaning ascribed to such term in the Recitals hereto.

“Term Loan A Commitment” has the meaning ascribed to such term in the Recitals hereto.

“Term Loan A Interest Rate” means, for any day, (i) for the period commencing on the Closing Date and continuing through but not including the first anniversary of the Closing Date, twelve percent (12%) per annum, (ii) for the period commencing on the date which is the first anniversary of the Closing Date and continuing through but not including the second anniversary of the Closing Date, eighteen percent (18%) per annum, and (iii) thereafter, fifteen percent (15%) per annum.

“Term Loan A Maturity Date” means November 1, 2013.

“Term Loan B” has the meaning ascribed to such term in the Recitals hereto.

“Term Loan B Commitment” has the meaning ascribed to such term in the Recitals hereto.

“Term Loan B Conversion Notice” has the meaning ascribed to such term in Section 2.9(a).

“Term Loan B Conversion Opt Out Fee” means $12,500,000.

“Term Loan B Conversion Price” means $0.0743, provided that, if at any time while this Agreement is outstanding the common Capital Stock of the Parent Borrower is subdivided or combined the “Term Loan B Conversion Price” shall be proportionately adjusted.

“Term Loan B Conversion Right Termination Date” means the date which is one hundred and eighty (180) days following the Closing Date.

“Term Loan B Interest Rate” means, for any day, (i) for the period commencing on the Closing Date and continuing through but not including the first anniversary of the Closing Date, fourteen and one half percent (14.5%) per annum, (ii) for the period commencing on the date which is the first anniversary of the Closing Date and continuing through but not including the second anniversary of the Closing Date, twenty and one half percent (20.5%) per annum, and (iii) thereafter, seventeen and one half percent (17.5%) per annum.

“Term Loan B Maturity Date” means November 1, 2014.

“Term Loan C” means the term loan made to the Borrowers on the Second Amendment Effective Date in the original principal amount of $[~~1,350,000.~~]1,350,000 pursuant to Section 2.2(e) hereof.

“Term Loan C Commitment” means $1,350,000.

“Term Loan C Conversion Notice” has the meaning ascribed to such term in Section 2.10(a

“Term Loan C Conversion Price” means $3.276, provided that, if at any time while this Agreement is outstanding the common Capital Stock of the Parent Borrower is subdivided or combined the “Term Loan C Conversion Price” shall be proportionately adjusted.

“Term Loan C Interest Rate” means, for any day, eight percent (8.0%) per annum.

“Term Loan C Maturity Date” means April 1, 2013.

“Term Loan D” means the term loans made to the Borrowers in the aggregate principal amount of up to $500,000 pursuant to Section 2.2(f) hereof.

“Term Loan D Commitment” means $500,000.

“Term Loan D Conversion Notice” has the meaning ascribed to such term in Section 2.11(a).

“Term Loan D Conversion Price” means $3.30, provided that, if at any time while this Agreement is outstanding the common Capital Stock of the Parent Borrower is subdivided or combined the “Term Loan D Conversion Price” shall be proportionately adjusted.

“Term Loan D Interest Rate” means, for any day, eighteen percent (18.0%) per annum.

“Term Loan D Maturity Date” means September 13, 2011.

“Term Loan Prepayment Charge” means the prepayment charges described in Section 2.6(c) hereof.

“Term Loans” means, collectively, the Term Loan A, the Term Loan B, the Term Loan C and the Term Loan [~~C~~]D.

“Term Note A” means a promissory note in substantially the form of Exhibit B-1.

“Term Note B” means a promissory note in substantially the form of Exhibit B-2.

“Term Note C” means a promissory note in substantially the form of Exhibit B-5.

“Term Note D” means a promissory note in substantially the form of Exhibit B-6.

“Three Month Measurement Period” means, at any date of determination, the most recently completed three fiscal months of Borrowers.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by any Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademark Security Agreement” means a trademark security agreement executed and delivered by the Borrowers and Lender as such may be amended, restated or otherwise modified from time to time.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the and a Borrowing Base Certificate (with such Borrowing Base Certificate reflecting any adjustments in eligibility criteria requested by Lender whether or not any notice period in respect of such adjustment shall have then elapsed); provided, however that if Borrowers have submitted a Borrowing Base Certificate dated as of a date not more than 3 Business Days prior to the submission of the Advance Request, then the Parent Borrower shall not be required to submit a new Borrowing Base Certificate in connection with such Advance Request unless adjustments are required to reflect any adjustments in the eligibility criteria requested by Lender whether or not any notice period in respect of such adjustments shall have then elapsed. Lender shall fund the Revolving Advance in the manner requested by the Advance Request, provided that each of the conditions precedent to such Revolving Advance is satisfied as of the requested Advance Date.

(c)           Overadvance Facility. Anything in this Agreement to the contrary notwithstanding, at the request of Parent Borrower, Lender [~~shall~~]may, in its sole  discretion, make or expressly permit to remain outstanding any Revolving Loan Advance to Borrowers in amounts that cause the aggregate outstanding principal balance of the Revolving Loans to exceed the Borrowing Base (any such excess Revolving Loan Advance are herein referred to individually as an “Overadvance” and collectively as “Overadvances”)[~~, provided that (i) the aggregate principal amount of all such Overadvances outstanding shall not exceed $500,000 at any time; (ii) an Overadvance may be outstanding for no more than twenty-eight (28) consecutive calendar days; and (iii) no Overadvance shall be made or permitted to exist at any time (A) during the Overadvance Clean Down Period (and Borrower shall repay such Overadvances no later than the Business Day immediately preceding the first day of each Overadvance Clean Down Period as provided in Section 2.6(a)(iii)) or (B) that an Event of Default then exists or would arise as a result of such Overadvance~~]. Overadvances may be made even if the conditions to lending set forth in Section 4 have not been met. All Overadvances shall constitute Revolving Loans and bear interest at the Revolving Interest Rate applicable for Overadvances. [~~For purposes of this Section 2.1(c), (x) the aggregate principal amount of all Overadvances shall not exceed $500,000 at any time; and (y) no~~]No Overadvance shall cause the aggregate principal amount of all Revolving Loans to exceed the Revolving Loan Maximum Amount.  Overadvances, together with all accrued  interest, fees and other Secured Obligations on or relating to Overadvances, shall be  due and payable on demand. The Borrowers acknowledge and agree that the  outstanding amount of Overadvances outstanding on October 28, 2010 is  $6,585,587.76.

(d)           Interest. Subject to the provisions of Section 2.1(c) Section 2.3 and Section 2.4, the principal balance of the Revolving Loan shall bear interest thereon from the initial Revolving Loan Advance Date for such Revolving Loan Advance, calculated at the floating Revolving Interest Rate based upon a year consisting of 360 days, as applicable, and payable for the actual number of days elapsed.

the Equipment Purchase Order(s) not approved by Lender or as Lender may otherwise determine in its sole discretion. Lender shall fund the Equipment Term Loan Advance requested as herein provided, provided that each of the conditions precedent to such Equipment Term Loan Advance is satisfied as of the requested Advance Date, unless otherwise agreed to in writing by Lender.

(iii) Interest. Subject to the provisions of Section 2.3 and Section 2.4, the outstanding principal balance of the Equipment Term Loan shall bear interest thereon from the First Amendment Effective Date at the Equipment Term Loan Interest Rate based on a month consisting of 30 days with interest computed daily based on the actual number of days elapsed.

(e)            Term Loan C.

i.              Term Loan C. Subject to the terms and conditions of this Agreement, on the Second Amendment Effective Date, the Lender shall fund the Term Loan C in the amount of the Term Loan C Commitment, the proceeds of which shall be used to repay, in part, outstanding Overadvances on such date. Upon the funding of the Term Loan C hereunder, the Term Loan C Commitment shall be permanently terminated.

ii.             Interest on the Term Loan C. Subject to the provisions of Section 2.3 and Section 2.4, the principal balance of the Term Loan C shall bear interest thereon from the Second Amendment Effective Date at the Term Loan C Interest Rate based on a year consisting of 360 days with interest computed daily based on the actual number of days elapsed.

(f)             Term Loan D.

i.              Term Loan D. Subject to the terms and conditions of this Agreement, the Lender shall fund the Term Loan D on the Fourth Amendment Effective Date in an amount equal to the Term Loan D Commitment, the proceeds of which shall be used to repay the Overadvance made by the Lender September 13, 2010.

Upon the funding of the Term Loan D hereunder, the Term Loan D Commitment shall be permanently terminated.

ii.             Interest on the Term Loan D. Subject to the provisions of Section 2.3 and Section 2.4, the principal balance of the Term Loan D shall  bear interest thereon from the date of funding thereof at the Term Loan D  Interest Rate based on a year consisting of 360 days with interest computed  daily based on the actual number of days elapsed: provided that, (x) 10.0%  of the Term Loan D Interest Rate shall, subject to Section 2.5(a)(v), be paid  in cash and (y) 8.0% of the Term Loan D Interest Rate shall be paid in kind by adding such amounts to the principal amount of the Term Loan D on the  first Business Day of each calendar month.

2.3. Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrowers have actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied as follows: first, to the payment of all Lender Expenses; second, to the payment of accrued and unpaid interest on the Loans, to be apportioned pro rata amongst the Loans; third, to the payment of principal outstanding on the Term Loan A to be applied pro rata to remaining installments of such Term Loan, fourth, to the payment of principal outstanding on the Term Loan B, fifth, to the payment of principal outstanding on the Revolving Loans, sixth, to the payment of principal outstanding on the Equipment Term Loan, seventh, to the payment of principal outstanding on the Term Loan C, eighth, to the payment of principal outstanding on the Term Loan D, ninth, to the payment of any and all other Secured Obligations; and [~~ninth~~] tenth, following the payment in full in cash of all Secured Obligations, the excess (if any) shall be refunded to Borrowers or as a court of competent jurisdiction may direct.

2.4. Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations (including, without limitation, principal, interest, compounded interest and professional fees) shall bear interest at a rate per annum equal to the rate set forth in Section  2.1(d), Section 2.2(c), Section 2.2(d)(iii), Section 2.2(e)(ii) or Section 2.2([~~e~~]f (ii) , as applicable, plus three percent (3%) per annum (the “Default Rate”) and shall be payable upon demand. In the event any interest is not paid when due hereunder, at the Lender’s option, in its sole discretion, delinquent interest and interest accruing at the Default Rate: (x) shall be paid in cash on demand thereof, and/or (y) shall be paid in kind by adding such amounts to the principal amount of the Term Loan B, notwithstanding on which Loan such delinquent interest and interest accruing at the Default Rate has accrued, and shall thereafter bear interest on interest, compounded at the rate set forth in Section 2.2(c)(ii) and be subject to the conversion rights of the Lender set forth in Section 2.9 and/or (z) through the issuance of additional shares of common Capital Stock of Parent Borrower to Lender or any designee of Lender, the number of such additional shares to be determined by Lender by dividing the amount of the accrued interest to be converted into common Capital Stock of the Parent Borrower by the Adjusted 60-Day Average Price, determined by Lender as of the date of Lender’s election for the issuance of additional shares as provided in this Section 2.4. In the event that the Parent Borrower and Lender do not agree on the Proposed Share Price, Lender in its sole discretion may, by a subsequent written notice to Borrowers, elect to receive payment in cash and/or in kind by adding such amounts to the principal amounts of the Term Loan B as of the original date of demand therefor. The issuance of such common Capital Stock of Parent Borrower to Lender or any designee of Lender, which stock certificates may include appropriate restrictive legends to the extent applicable, shall be made no more than ten (10) Business Days following the date of demand therefor or, as applicable, ten (10) Business Days following the final determination of the share price as a result of the Valuation Procedures. Parent Borrower shall have the right to pay cash in lieu of any fractional shares to be issued pursuant to this Section 2.4. For the avoidance of doubt, interest on an Overadvance made in accordance with Section 2.1(c) shall not kind by adding such amounts to the principal amounts of the Term Loan B as of such interest payment date. The issuance of such common Capital Stock of Parent Borrower to Lender or any designee of Lender, which stock certificates may include appropriate restrictive legends to the extent applicable, shall be made no more than ten (10) Business Days following the applicable interest payment date or, as applicable, ten (10) Business Days following the final determination of the share price as a result of the Valuation Procedures. Parent Borrower shall have the right to pay cash in lieu of any fractional shares to be issued pursuant to this Section 2.5(a)(iii). In the event that Lender has not delivered a notice as provided herein selecting the method of payment for any interest payment, Borrowers shall pay Lender accrued interest in cash on the applicable interest payment date.

iv.             Notwithstanding subparagraph (a)(i) to the contrary and solely with respect to interest payments on the Term Loan C, on the applicable interest payment date and at Lender’s election in its sole discretion by written notice to Borrowers at least one (1) Business Day prior to such interest payment date, Borrowers will pay interest on the Term Loan C, in whole or in part as determined by Lender in its sole discretion, by paying such accrued interest (x) in cash, and/or (y) in kind by adding such amounts to the principal amount of the Term Loan C as of such interest payment date.

v.              Notwithstanding subparagraph (a)(i) to the contrary and solely with respect to interest payments on the Term Loan D, on the applicable interest payment date and at Lender’s election in its sole discretion by written notice to Borrowers at least one (1) Business Day prior to such interest payment date, Borrowers will pay interest on the Term Loan D that would otherwise be paid in cash pursuant to Section 2.2(f)(ii), in whole or in part as determined by Lender in its sole discretion, by paying such accrued interest (x) in cash, and/or (y) in kind by adding such amounts to the  principal amount of the Term Loan D as of such interest payment date.

vi.             Notwithstanding anything herein to the contrary, the Borrowers hereby acknowledge and agree that the interest payment due on October 1, 2010 with respect to the Overadvance made by the Lender to the Borrowers on September 13, 2010, was paid in kind by adding such amounts  to the principal amount of the Revolving Loans.

vii.            Borrowers shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the relevant Borrower’s account as authorized on the ACH Authorization on each payment date of all scheduled obligations payable to Lender under the Revolving Loan, the Term Loans and the Equipment Term Loan.

(b)             Revolving Loan Maturity Date. The entire principal balance of the Revolving Loan, together with all accrued interest, fees and other Secured Obligations on or relating to the Revolving Loan, shall be repaid in full on the Revolving Loan Maturity Date; provided that, Overadvances, together with all accrued interest, fees and other Secured Obligations on or relating to Overadvances, shall be due and payable on demand.

(c)            Term Loan Amortization; Term Loan Maturity Date; Equipment Term Loan Maturity Date.

i.              Borrowers shall repay the outstanding principal under the Term Loan A on the first Business Day of each calendar month, commencing December 1, 2010, in equal monthly installments equal to $152,777.78.

ii.             The entire principal balance of the Term Loan A, together with all accrued interest, fees and other Secured Obligations on or relating to the Term Loan A, shall be repaid in full on the Term Loan A Maturity Date.

iii.            The entire principal balance of the Term Loan B, together with all accrued interest, fees and other Secured Obligations on or relating to the Term Loan B, shall be repaid in full on the Term Loan B Maturity Date.

iv.            The entire principal balance of the Equipment Term Loan, together with all accrued interest, fees and other Secured Obligations on or relating to the Equipment Term Loan, shall be repaid in full on the Equipment Term Loan Maturity Date.

v.             The entire principal balance of the Term Loan C, together with all accrued interest, fees and other Secured Obligations on or relating to the Term Loan C, shall be repaid in full on the Term Loan C Maturity Date.

vi.            The entire principal balance of the Term Loan D, together with all accrued interest, fees and other Secured Obligations on or relating to the Term Loan D, shall be repaid in full on the Term Loan D Maturity Date.

2.6.           Prepayments.

(a)            Mandatory Prepayments.

i.              In the event the aggregate Revolving Loan Advances at any time exceed the Maximum Revolving Loan Amount, Borrowers shall repay the amount of that excess to Lender within three (3) Business Days of the date such excess arose.

ii.             Subject to Section 2.1(c), in the event the aggregate Revolving Loan Advances at any time exceed the then current Borrowing Base, Borrowers shall repay the amount of that excess to Lender within three (3) Business Days of the date such excess arose.

iii.              [Intentionally Omitted].

iv.            On or prior to the forty-fifth (45th) day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2010, Borrowers shall prepay the principal amount of the Term Loans and accrued and unpaid interest thereon in an amount equal to (A) seventy five percent (75%) of Consolidated Excess Cash Flow in the event that the Consolidated Total Leverage Ratio as at such fiscal quarter end date, calculated based on a Twelve Month Measurement Period, is equal to or greater than 3.0 to 1.0 and (B) fifty percent (50%) of Consolidated Excess Cash Flow in the event that the Consolidated Total Leverage Ratio as at such fiscal quarter end date, calculated based on a Twelve Month Measurement Period, is less than 3.0 to 1.0. Such prepayments to be applied to the Term Loan A, the Term Loan B, the Term Loan C and the Term Loan [~~C~~]D as follows: first, to the payment of principal outstanding on the Term Loan A to be applied pro rata to installments of such Term Loan A; second, to the payment of accrued interest on the Term Loan A; third, to the payment of principal outstanding on the Term Loan B; fourth, to the payment of accrued interest on the Term Loan B; fifth, to the payment of principal outstanding on the Term Loan C; sixth, to the payment of accrued interest on the Term Loan C[~~, seventh,~~ ]; seventh, to the payment of principal outstanding on the Term Loan D;  eighth, to the payment of accrued interest on the Term Loan D; ninth, to the payment of Lender’s accrued costs, expenses, professional fees (including, without limitation, all Lender Expenses) and any other Secured Obligations on or relating to the Term Loans; and [~~eighth~~]tenth, after all Secured Obligations on or relating to the Term Loans have been repaid, the excess (if any) shall be refunded to the Borrowers or as a court of competent jurisdiction may direct. Notwithstanding Section 2.6(c) and except as otherwise provided in the immediately preceding sentence, no Term Loan Prepayment Charge shall be required for any prepayment of the Term Loans under this Section 2.6(a)(iv).

v.             On the date of any Permitted Transfer that results in a required prepayment pursuant to clause (iv) of the definition of “Permitted Transfer”, Borrowers shall prepay the principal amount of the Term Loans and the Equipment Term Loan and accrued and unpaid interest thereon as follows: first, to the payment of principal outstanding on the Term Loan A to be applied pro rata to installments of such Term Loan A, second, to the payment of accrued interest on the Term Loan A, third, to the payment of principal outstanding on the Term Loan B, fourth, to the payment of accrued interest on the Term Loan B, fifth, to the payment of principal outstanding on the Equipment Term Loan, sixth, to the payment of accrued interest on the Equipment Term Loan, seventh, to the payment of principal outstanding on the Term Loan C[ ~~and eighth~~], eighth, to the  payment of accrued interest on the Term Loan C, ninth, to the payment of principal outstanding on the Term Loan D, and tenth, to the payment of accrued interest on the Term Loan [~~C~~]D. No Term Loan Prepayment Charge

iii.              Upon at least five (5) Business Days prior written notice to Lender, Borrowers may prepay the Equipment Term Loan in whole or in part from time to time without premium or penalty, together with all accrued and unpaid interest thereon.

iv.             Upon at least five (5) Business Days prior written notice to Lender, Borrowers may prepay, in whole (or in part with the prior consent of Lender in its sole and absolute discretion), the Term Loan C, together with all accrued and unpaid interest thereon. No Term Loan Prepayment Charge shall be required for any prepayment of the Term Loan C under this Section 2.6(b)(iv).

v.              Upon at least five (5) Business Days prior written notice to Lender, Borrowers may prepay, in whole (or in part with the prior consent of Lender in its sole and absolute discretion), the Term Loan D, together with all accrued and unpaid interest thereon. No Term Loan Prepayment Charge shall be required for any prepayment of the Term Loan D under this Section 2.6(b)(v).

(c)            Term Loan Prepayment Charge.

i.                Upon any repayment, prepayment or acceleration of either the Term Loan A and/or the Term Loan B pursuant to Section 2.6(b), Section 2.9(b  and Section 10.1, as applicable, Borrowers shall pay a prepayment charge equal to the following percentage of the Term Loan A and the Term Loan B being prepaid: (A) five percent (5.0%) if such payment is made or required to be made prior to the date that is the first anniversary of the Closing Date; (B) three percent (3.0%) if such payment is made or required to be made on or after the date that is the first anniversary of the Closing Date but prior to the date that is the second anniversary of the Closing Date; and (C) one percent (1.0%) thereafter.

ii.               In the event the Borrowers repay or prepay in full the aggregate outstanding principal amount of the Term Loan A and/or the Term Loan B, together with all accrued interest thereon and all other Secured Obligations arising in respect thereof, or upon acceleration of the Term Loan A and/or the Term Loan B, in each case, at any time on or after the date which is six (6) months following the Closing Date and on or prior to the first anniversary of the Closing Date, Borrowers shall pay a prepayment charge equal to the Yield Revenue Amount. The prepayment charged described in this clause (c)(ii) of this Section 2.6 is in additional to, and not in lieu of, any prepayment charge arising under clause (c) (i) of this Section 2.6.

iii.              Borrowers agree that the Term Loan Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the applicable Term Loan.

2.9. Limited Term Loan B Equity Conversion Right.

(a)           Voluntary Conversion. At Lender’s option, in its sole discretion, Lender may, at any time and from time to time, elect to convert, in whole or in part, the Converted Debt Amount into common Capital Stock of Parent Borrower. In the event Lender so elects to convert all or any portion of the Converted Debt Amount into common Capital Stock of Parent Borrower, Lender will provide Parent Borrower ten (10) Business Days advance written notice thereof (such notice to state that it is a “Term Loan  B Conversion Notice”). Prior to the date identified in such Term Loan B Conversion Notice, Parent Borrower (A) shall deliver to Lender or any designee of Lender identified in such Term Loan B Conversion Notice one or more stock certificates, which stock certificates may include appropriate restrictive legends to the extent applicable, evidencing the shares of common Capital Stock of Parent Borrower that are to be issued to Lender or its designee as provided in such Term Loan B Conversion Notice, and (B) pay Lender in cash with respect to that portion of the Converted Debt Amount identified in the Term Loan B Conversion Notice attributable to[  ~~be converted into shares of common Capital Stock of Parent Borrower~~] all accrued and unpaid interest on the Converted Debt Amount (subject to Lender’s election under Sections 2.4 and 2.5(a)(iii)); the Term Loan Prepayment Charge described in Section 2.6(c)(ii), and all other fees and Secured Obligations outstanding with respect thereto; provided, that such date for delivery of the stock certificates and payments of amounts herein shall be no earlier than ten (10) Business Days prior to the date identified for the effectiveness of such conversion in the Term Loan B Conversion Notice. The determination of the number of shares of common Capital Stock of Parent Borrower to be issued and delivered to Lender or its designee as provided herein shall initially be calculated by Lender and identified in such Term Loan B Conversion Notice as follows: (i) the Converted Debt Amount identified by Lender in such Term Loan B Conversion Notice to be converted into common Capital Stock of Parent Borrower, divided by (ii) the Term Loan B Conversion Price. In the event of any dispute in the calculation of the number of shares of common Capital Stock of Borrower to be issued and delivered to Lender or its designee as identified in such Term Loan B Conversion Notice, Borrowers and Lender agree to review Lender’s calculation and determine such number of shares in good faith and without delay. Parent Borrower shall have the right to pay cash in lieu of any fractional shares to be issued pursuant to this Section 2.9(a).

(b)           Mandatory Conversion.

i. In the event that the 90-Day VWAP Price of common Capital Stock of Parent Borrower equals or exceeds a price per share equal to the Term Loan B Conversion Price multiplied by five (5) and no Event of Default then exists or would arise as a result thereof and the Parent Borrower is listed on an Approved Exchange (hereinafter, the “Mandatory Conversion Event”), then, without any notice or any other action required by Lender or otherwise, the Converted Debt Amount shall be converted automatically into common Capital Stock of Parent Borrower. Parent Borrower shall promptly (but in any event within ten (10) Business Days of the date on which the Mandatory Conversion Event first occurred) (A) deliver to Lender or its designee one or more stock certificates, which stock certificates may include appropriate restrictive legends to the extent applicable, evidencing the shares of common Capital Stock of Parent Borrower that are to be issued to Lender or its designee as required pursuant to this Section 2.9(b)(i) and (B) pay Lender in cash all accrued and unpaid interest (including interest accrued but not yet capitalized and subject to Lender’s  election under Sections 2.4 and 2.5(a)(iii)) on the Converted Debt Amount to and until the date of the Mandatory Conversion Event and such other fees and Secured Obligations outstanding with respect thereto.

ii.             Notwithstanding Section 2.9(b)(i) to the contrary, in the event that a Mandatory Conversion Event arises on or prior to the date which is six (6) months following the Closing Date, then, at Borrowers’ option upon at least two (2) Business Days prior written notice to Lender thereof (such notice to state that it is a “Section 2.9(b)(ii) Option Conversion Notice”), Borrowers shall have the option to convert the Converted Adjusted Debt Amount into shares of common Capital Stock of Parent Borrower in lieu of the amounts otherwise required pursuant to Section 2.9(b)(i), provided that Parent Borrower shall promptly (but in any event within ten (10) Business Days of the date on which the Mandatory Conversion Event occurred) (A) deliver to Lender or its designee one or more stock certificates, which stock certificates may include appropriate restrictive legends to the extent applicable, evidencing the shares of common Capital Stock of Parent Borrower that are to be issued to Lender or its designee as required pursuant to this Section 2.9(b)(ii) and (B) pay Lender in cash an amount equal to all accrued and unpaid interest on the Converted Adjusted Debt Amount to and until the date of the date of repayment (subject to Lender’s election under Sections 2.4 and 2.5(a)(iii)), the Term Loan Prepayment Charge applicable to the Converted Adjusted Debt Amount and all other fees and other Secured Obligations applicable to the Converted Adjusted Debt Amount. Following such conversion of the Converted Adjusted Debt Amount, the remaining aggregate principal amount of the Term Loan B, all accrued and unpaid interest thereon (including interest accrued but not yet capitalized) and all other fees and Secured Obligations with respect thereto shall remain outstanding as Secured Obligations hereunder.

iii.            Notwithstanding Section 2.9(b)(i) to the contrary, in the event that (x) a Mandatory Conversion Event arises after the date which is six (6) months following the Closing Date but before (and not including) the first anniversary of the Closing Date and (y) Borrowers have not previously exercised the option of the Borrowers to convert the Converted Adjusted Debt Amount into shares of common Capital Stock of Parent Borrower as provided in Section 2.9(b)(ii), then, at Borrowers’ option upon at least two (2) Business Days prior written notice to Lender thereof (such notice to state that it is a” Section 2.9(b)(iii) Option Conversion Notice”), Borrowers shall have the option to convert the Converted Adjusted Debt Amount into shares of common Capital Stock of Parent Borrower in lieu of the amounts otherwise required pursuant to Section 2.9(b)(i); provided that Parent Borrower shall promptly (but in any event within ten (10) Business Days of the date on which the Mandatory Conversion Event occurred) (A) deliver to Lender or its designee one or more stock certificates, which stock certificates may include appropriate restrictive legends to the extent applicable, evidencing the shares of common Capital Stock of Parent Borrower that are to be issued to Lender or its designee as required pursuant to this Section 2.9(b)(iii) and (B) pay Lender in cash an amount equal to all accrued and unpaid interest on the Converted Adjusted Debt Amount (including interest accrued but not yet capitalized and subject to Lender’s election under Sections 2.4 and 2.5(a)(iii)) to and until the date of repayment, the Term Loan B Conversion Opt Out Fee, the Term Loan Prepayment Charge applicable to the Converted Adjusted Debt Amount and all other fees and other Secured Obligations applicable to the Converted Adjusted Debt Amount. Following such conversion and the payment of amounts required pursuant to this Section 2.9(b)(iii), the remaining outstanding principal amount of the Term Loan B in an amount of $2,500,000 shall be deemed cancelled and repaid in full.

iv.            Notwithstanding Section 2.9(b)(i) to the contrary, in the event that (x) a Mandatory Conversion Event exists during or arises after the date which is six (6) months following the Closing Date but before (and not including) the first anniversary of the Closing Date and (y) Borrowers have previously exercised the option of the Borrowers to convert the Converted Adjusted Debt Amount into shares of common Capital Stock of Parent Borrower as provided in Section 2.9(b)(ii), then, at Borrowers’ option upon at least two (2) Business Days prior written notice to Lender thereof (such notice to state that it is a “Section 2.9(b (iv  Prepayment Notice”), Borrowers shall have option to prepay the Term Loan B as hereinafter provided. Within five (5) Business Days of the date Borrowers’ “Section 2.9(b)(iv) Prepayment Notice” is received by the Lender (and in any event prior to the first anniversary of the Closing Date), Borrowers shall pay Lender in full in cash an amount equal to the aggregate outstanding principal amount of the Term Loan B, all accrued and unpaid interest thereon (including interest accrued but not yet capitalized and subject to Lender’s election under Sections 2.4 and 2.5(a)(iii)), the Term Loan B Conversion Opt Out Fee, the Term Loan Prepayment Charge applicable to Term Loan B being prepaid and all other fees and other Secured Obligations applicable to the Term Loan B, provided upon payment of the amounts required pursuant to this Section 2.9(b)(iv), the outstanding principal amount on the Term Loan B in an amount equal to $2,500,000 shall be deemed cancelled and repaid in full.

v.             For purposes of determining the number of shares of common Capital Stock of Parent Borrower to be issued as provided in this paragraph (b), Lender shall promptly (A) (but in any event within five (5) Business Days of the occurrence Mandatory Conversion Event) calculate such number as follows: (x) the Converted Debt Amount, divided by (y) the Term Loan B Conversion Price; or (B) (but in any event within two (2) Business Days of receiving a “Section 2.9(b)(ii) Option Conversion Notice” or a “Section 2.9(b)(iii) Option Conversion Notice”) calculate such number as follows: (x) the Converted Adjusted Debt Amount, divided by (y) the Term Loan B Conversion Price. The failure of or delay by the Lender to so provide the foregoing calculation shall not abrogate or limit, in any manner, the Borrowers obligations under this Section 2.9. In the event of any dispute in the calculation of the number of shares of common Capital Stock of Borrower to be issued and delivered to Lender or its designee as provided in this Section 2.9(b), Borrowers and Lender agree to review the calculation and determine such number of shares in good faith and without delay. Parent Borrower shall have the right to pay cash in lieu of any fractional shares to be issued pursuant to this Section 2.9(b).

(c)           Term Loan B as Secured Obligations. Until such time as Lender has received the duly executed stock certificates evidencing the shares of common Capital Stock of Parent Borrower described in paragraphs (a) and (b) of this Section 2.9, the Converted Debt Amount and the Converted Adjusted Debt Amount shall constitute Secured Obligations hereunder for all purposes, and upon delivery of such stock certificates, the applicable portion of the Converted Debt Amount or the Converted Adjusted Debt Amount shall be cancelled.

(d)           Termination of Conversion Rights. Notwithstanding the foregoing in this Section 2.9 to the contrary, in the event that a Refinancing Event occurs prior to the Term Loan B Conversion Right Termination Date, the rights granted to Lender under this Section 2.9 shall thereafter automatically terminate, provided that, and for the avoidance of doubt, the termination of the rights granted to Lender under this Section 2.9 shall not abrogate or limit in any manner (i) any voluntary conversion demand of Lender arising under paragraph (a) hereof and/or any mandatory conversion obligation of Borrowers arising under paragraph (b) hereof, in either case, that arose prior to the Term Loan B Conversion Right Termination Date, and (ii) the prior issuance of any common Capital Stock of Parent Borrower to Lender or its designee pursuant to the terms of this Section 2.9.

2.10. Term Loan C Equity Conversion Right.

(a) Voluntary Conversion. At Lender’s option, in its sole discretion, Lender may, at any time and from time to time, elect to convert, in whole or in part, the Converted Term Loan C Debt Amount into common Capital Stock of Parent Borrower. In the event Lender so elects to convert all or any portion of the Converted Term Loan C Debt Amount into common Capital Stock of Parent Borrower, Lender will provide Parent Borrower ten (10) Business Days advance written notice thereof (such notice to state that it is a “Term Loan C Conversion Notice”). Prior to the date identified in such Term Loan C Conversion Notice, Parent Borrower (A) shall deliver to Lender or any designee of Lender identified in such Term Loan C Conversion Notice one or more stock certificates, which stock certificates may include appropriate restrictive legends to the extent applicable, evidencing the shares of common Capital Stock of Parent Borrower that are to be issued to Lender or its designee as provided in such Term Loan C Conversion Notice, and (B) pay Lender in cash with respect to that portion of the Converted Term Loan C Debt Amount identified in the Term Loan C Conversion Notice attributable to[~~be converted into shares of common Capital Stock of Parent Borrower~~] all accrued and unpaid interest on the Converted Term Loan C Debt Amount (subject to Lender’s  election under Sections 2.4 and 2.5(a)(iv)) and all other fees and Secured Obligations outstanding with respect thereto; provided, that such date for delivery of the stock certificates and payments of amounts herein shall be no earlier than ten (10) Business Days prior to the date identified for the effectiveness of such conversion in the Term Loan C Conversion Notice. The determination of the number of shares of common Capital Stock of Parent Borrower to be issued and delivered to Lender or its designee as provided herein shall initially be calculated by Lender and identified in such Term Loan C Conversion Notice as follows: (i) the Converted Term Loan C Debt Amount identified by Lender in such Term Loan C Conversion Notice to be converted into common Capital Stock of Parent Borrower, divided by (ii) the Term Loan C Conversion Price. In the event of any dispute in the calculation of the number of shares of common Capital Stock of Parent Borrower to be issued and delivered to Lender or its designee as identified in such Term Loan C Conversion Notice, Borrowers and Lender agree to review Lender’s calculation and determine such number of shares in good faith and without delay. Parent Borrower shall have the right to pay cash in lieu of any fractional shares to be issued pursuant to this Section 2.10(a).

(b) Term Loan C as Secured Obligations. Until such time as Lender has received the duly executed stock certificates evidencing the shares of common Capital Stock of Parent Borrower described in paragraph (a) of this Section 2.10, the Converted Term Loan C Debt Amount shall constitute Secured Obligations hereunder for all purposes, and upon delivery of such stock certificates, the applicable portion of the Converted Term Loan C Debt Amount shall be cancelled.

2.11. Term Loan D Equity Conversion Right.

(a) Voluntary Conversion. At Lender’s option, in its sole discretion, Lender may, at any time and from time to time, elect to convert, in whole or in part, the Converted Term Loan D Debt Amount into common Capital Stock of Parent Borrower. In the event Lender so elects to convert all or any portion of the Converted Term Loan D Debt Amount into common Capital Stock of Parent Borrower, Lender will provide Parent Borrower ten (10) Business Days advance  written notice thereof (such notice to state that it is a “Term Loan D Conversion  Notice”). Prior to the date identified in such Term Loan D Conversion Notice, Parent Borrower (A) shall deliver to Lender or any designee of Lender identified in such Term Loan D Conversion Notice one or more stock certificates, which stock certificates may include appropriate restrictive legends to the extent applicable, evidencing the shares of common Capital Stock of Parent Borrower that are to be  issued to Lender or its designee as provided in such Term Loan D Conversion  Notice, and (B) pay Lender in cash with respect to that portion of the Converted  Term Loan D Debt Amount identified in the Term Loan D Conversion Notice  attributable to all accrued and unpaid interest on the Converted Term Loan D Debt Amount (subject to Lender’s election under Sections 2.4 and 2.5(a)(v)) and all other  fees and Secured Obligations outstanding with respect thereto; provided, that such  date for delivery of the stock certificates and payments of amounts herein shall be  no earlier than ten (10) Business Days prior to the date identified for the effectiveness of such conversion in the Term Loan D Conversion Notice. The  determination of the number of shares of common Capital Stock of Parent

Borrower to be issued and delivered to Lender or its designee as provided herein  shall initially be calculated by Lender and identified in such Term Loan D  Conversion Notice as follows: (i) the Converted Term Loan D Debt Amount  identified by Lender in such Term Loan D Conversion Notice to be converted into  common Capital Stock of Parent Borrower, divided by (ii) the Term Loan D  Conversion Price. In the event of any dispute in the calculation of the number of shares of common Capital Stock of Borrower to be issued and delivered to Lender  or its designee as identified in such Term Loan D Conversion Notice, Borrowers and  Lender agree to review Lender’s calculation and determine such number of shares  in good faith and without delay. Parent Borrower shall have the right to pay cash in  lieu of any fractional shares to be issued pursuant to this Section 2.11(a).

(b) Term Loan D as Secured Obligations. Until such time as Lender has  received the duly executed stock certificates evidencing the shares of common Capital Stock of Parent Borrower described in paragraph (a) of this Section 2.11, the Converted Term Loan D Debt Amount shall constitute Secured Obligations hereunder for all purposes, and upon delivery of such stock certificates, the applicable portion of the Converted Term Loan D Debt Amount shall be cancelled.

SECTION 3. SECURITY INTEREST

3.1. Collateral Grant. As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Borrower hereby reaffirms its grant to Lender of, and hereby grants to Lender, a security interest in all of such Borrower’s personal property, wherever located, now owned or hereafter acquired, including the following, and all proceeds and products thereof (collectively, the “Collateral”): (a) accounts (including health-care insurance receivables); (b) chattel paper (whether tangible or electronic); (c) fixtures; (d) general intangibles (including without limitation all Intellectual Property and payment intangibles); (e) instruments (including promissory notes); (f) documents (including, if applicable, electronic documents); (g) securities and all other investment property (but excluding thirty-five percent (35%) of the Capital Stock of any foreign Subsidiary); (h) deposit accounts excluding payroll and trust accounts; (i) Cash; (j) commercial tort claims; (k) goods (including inventory, equipment and any accessions thereto); (l) letter-of-credit rights (whether or not the letter of credit is evidenced by a writing); (m) supporting obligations; and (n) any other contract rights or rights to the payment of money, insurance claims and proceeds. Notwithstanding the foregoing, it is the intention of the parties to the Agreement that the term “Collateral” shall exclude (1) “intent-to-use” trademarks until such time as a Borrower begins to use such trademarks; and (2) any item of general intangibles that is now or hereafter held by a Borrower, solely in the event and to the extent that: (i) the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of any Borrower therein or result in any Borrower’s loss of use of such asset or (B) a breach or termination pursuant to the terms of, or a default under, any such investment property or general intangible, in each case other than (i) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law (including the Bankruptcy Code) or principles of equity or (ii) with respect to payment intangibles; provided, however, that the grant of the security interests contained in this Section 3

7.16. Modification of Material Agreements. Parent Borrower will not, and will not permit any of its respective Subsidiaries to, (a) consent to any amendment, supplement, waiver or other modification of, any Material Agreements (unless such change is of an immaterial or ministerial nature) without the prior written consent of Lender or (b) from and after  September 13, 2010, enter into any agreements with respect to severance payments to any  Person, unless (i) the severance payments related thereto would be made pursuant to  contractual arrangements that exist on September 13, 2010 or (ii) the aggregate amount of all such other severance payments related thereto that may be made would not exceed  $15,000, without the prior written consent of the Lender.

7.17. Account Eligibility. Parent Borrower shall notify Lender promptly (but in any event within one (1) day thereof) of any event or circumstance which to any Borrower’s knowledge would cause Lender to consider then existing accounts of more than $100,000 as no longer constituting Eligible Accounts.

7.18. Compliance with Laws. Parent Borrower shall and shall cause each of its respective Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted to the extent to which the non-compliance of such laws and regulations could not reasonably be expected to result in a Material Adverse Effect, (b) the provisions of its Governing Documents, (c) all agreements and instruments by which it and any of its properties may be bound to the extent to which the non-compliance of such laws and regulations could not reasonably be expected to result in a Material Adverse Effect and (d) all applicable decrees, orders and judgments.

7.19. TD Bank Account. Borrowers shall not maintain cash and any other deposits in any account with TD Bank, including, without limitation, account number 37-3956192, in an amount in excess of $100 in the aggregate for all such accounts unless and until TD Bank, the applicable Borrower and Lender have entered into an Account Control Agreement.

(b)           Consolidated Total Leverage Ratio. The Borrowers shall not permit the Consolidated Total Leverage Ratio for any Twelve Month Measurement Period ending during any fiscal quarter, commencing with the quarter ending June 30, 2010, to be greater than the ratio set forth below opposite such Measurement Period ending date:

Measurement Period Ending	Consolidated Total Leverage Ratio
June 30, 2010	6.00:1.00
September 30, 2010	6.00:1.00
December 31, 2010	5.00:1.00
March 31, 2011	4.00:1.00
June 30, 2011	3.00:1.00
September 30, 2011	2.50:1.00
December 31, 2011	2.00:1.00
March 31, 2012	1.75:1.00
June 30, 2012 and thereafter	1.50:1.00

(c)           Consolidated Fixed Charge Coverage Ratio. The Borrowers shall not permit the Consolidated Fixed Charge Coverage Ratio for any Twelve Month Measurement Period ending during any fiscal quarter, commencing with the quarter ending June 30, 2010, to be less than the ratio set forth below opposite such Measurement Period ending date:

Measurement Period Ending	Consolidated Fixed Charge Coverage Ratio
June 30, 2010	0.75:1.00
September 30, 2010	0.75:1.00
December 31, 2010	1.00:1.00
March 31, 2011	1.00:1.00
June 30, 2011	1.25:1.00
September 30, 2011	1.25:1.00
December 31, 2011	1.50:1.00
March 31, 2012	1.50:1.00
June 30, 2012 and thereafter	2.00:1.00

(d)           Minimum Cash On Hand. The Borrowers shall not permit at any time its unrestricted Cash on hand to be less than $1,000,000.

7.21. Use of Proceeds. Borrowers will use the proceeds from each of the Term Loan A, the Term Loan B and the Revolving Loan (i) to continue existing debt of the Parent Borrower on the Closing Date, (ii) to fund Permitted Acquisitions and (iii) for general corporate and working capital purposes. Borrowers will use the proceeds from the Equipment Term Loan solely to purchase equipment subject to Equipment Purchase Orders approved by Lender in its sole discretion. Borrowers will solely use the proceeds from the Term Loan C to repay, in part, outstanding Overadvances on the date of funding of the Term Loan C.  Borrowers will use the proceeds from the Term Loan D to repay the Overadvance made by the Lender on September 13, 2010.

7.22. Reservation of Capital Stock. Parent Borrower shall, (a) at all times after January 31, 2010, reserve for the issuance of additional shares of common Capital Stock pursuant to the terms of Section 2.5(a)(iii) and Section 2.9 hereof, [~~and shall,~~] (b) at all times after the Second Amendment Effective Date, in addition to the foregoing (and not in lieu thereof) reserve for the issuance of additional shares of common Capital Stock pursuant to the terms of Section 2.4 and Section [~~2.10.~~] 2.10 and (c) at all times after the Fourth Amendment Effective Date, in  addition to the foregoing (and not in lieu thereof) reserve for the issuance of additional shares of common Capital Stock pursuant to the terms of Section 2.11. In addition to the foregoing, Parent Borrower shall, at all times, have a sufficient number of authorized shares so as to permit the issuance of the shares of common Capital Stock as provided under Section 2.4, Section 2.5(a)(iii), Section [~~2.9~~] 2.9, Section 2.10 and Section [~~2.10.~~] 2.11.

7.23. Post Closing Requirements.

(a)           Budget. On or before a date which is ninety (90) days following the Closing Date, Borrowers shall deliver to Lender a budget for the 2010 fiscal year, such budget to be in form and substance, and with such supporting documentation and underlying assumptions, as reasonably acceptable to Lender.

(b)           TD Bank Accounts. On or before January 15, 2010, Borrowers shall enter into, and cause TD Bank to enter into, an Account Control Agreement with Lender or deliver to Lender, evidence satisfactory to Lender, that all TD Bank accounts have been closed.

7.24. Equipment Term Loan Lockbox. On or before March 1, 2010, Borrowers shall establish a lockbox with a financial institution acceptable to Lender in its sole discretion and in the name of Lender, and Borrowers shall enter into, and cause the financial institution where such lockbox is maintained to enter into, a control agreement in form, scope and substance acceptable to Lender with respect to such lockbox. At all times the Equipment Term Loan Lockbox shall be subject to a control agreement acceptable to Lender, and Borrowers shall have no right to terminate such lockbox arrangements without the prior written consent of Lender.

7.25. Equipment Accounts; Invoices for Equipment Accounts. All payments on Equipment Accounts shall be made to the Equipment Term Loan Lockbox. All invoices for equipment giving rise to Equipment Accounts shall clearly direct all account debtors to remit all payments in respect of such equipment to the Equipment Term Loan Lockbox.

7.26. Equipment Account Factoring. At Lender’s request, Borrowers shall promptly enter into one or more factoring arrangement(s) acceptable to Lender with respect to some or all of the Equipment Accounts. Amounts received from such factoring arrangements shall be paid directly to Lender as Lender directs and applied by Lender to Secured Obligations on or relating to the Equipment Term Loan as determined by Lender in its sole discretion.

7.27. Fourth Amendment Post Closing Covenants.

(a)           Within five (5) days of the Fourth Amendment Effective Date, the Borrowers shall provide the Lender with a detailed report, including supporting documentation that may be requested by the Lender, evidencing each cost cutting action that the Borrowers have taken in 2010, including, without limitation, a detailed listing of headcount and expense type.

(b)           Promptly upon the request of the Lender, the Borrowers shall provide evidence to the Lender of satisfactory progress of negotiations among the Parent Borrower and the holders of the HIA Indebtedness.

SECTION 8. INTENTIONALLY DELETED.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1. Payments. Any Borrower fails to pay any amount due under this Agreement, the Notes or any of the other Loan Documents on the due date; or

9.2. Covenants. Any Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Notes, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 2.6(a)(vi), 6, 7.1, 7.2, 7.3, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.17, 7.19, 7.20, 7.21, 7.22, 7.23, 7.24, [~~7.25 or]~~ 7.25, 7.26  or 7.27) such default continues for more than fifteen (15) days after the earlier of the date on which (i) Lender has given notice of such default to Parent Borrower and (ii) Parent Borrower has actual knowledge of such default, or (b) with respect to a default under Section 7.20(d) arising solely as a result of an ACH debit entry by Lender the sole purpose of which is to pay out of pocket expenses of Lender, such default continues for more than five (5) days after the earlier of the date on which (i) Lender has given notice of such default to Parent Borrower and (ii) Parent Borrower has actual knowledge of such default, or (c) with respect to a default under any of Sections 2.6(a)(vi), 6, 7.1, 7.2, 7.3, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.17, 7.19, 7.20 (other than as expressly provided in clause (b) of this Section 9.2), 7.21, 7.22, 7.23, 7.24, [~~7.25~~]7.25, 7.26 or [~~7.26,~~]7.27, the occurrence of such default; or

9.3. Material Adverse Effect. A circumstance has occurred that has had a Material Adverse Effect; or

9.4. Other Loan Documents. The occurrence of any default under any Loan Document or any other agreement between any Borrower and Lender and such default continues for more than fifteen (15) days after the earlier of (a) Lender has given notice of such default to Parent Borrower, or (b) Parent Borrower has actual knowledge of such default; or

9.5. Representations. Any representation or warranty made by any Borrower in any Loan Document shall have been false or misleading in any material respect; or

9.6. Insolvency. Any Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents; or (iii) shall file a voluntary petition in bankruptcy; or (iv)

include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve any Borrower of any of its obligations hereunder. Lender agrees that, upon receipt of a Borrower’s written request, in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14. Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Borrower for liquidation or reorganization, if such Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of such Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents, the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full and final payment to Lender in Cash.

11.13. Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16. No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrowers unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Lender and the Borrowers.

11.17. Publicity. With Parent Borrower’s prior consent, which shall not be unreasonably withheld or delayed, Lender may use any Borrower’s name and logo, and include a brief description of the relationship between any Borrower and Lender, in Lender’s marketing materials.

11.18. Representations and Warranties of Lender. Solely in respect of (a) the Securities described in clause (i) and clause (ii) of the definition of “Securities,” Lender represents and warrants the following as of the Closing Date; [~~and,~~](b) solely in respect of the Securities described in clause (iii) and clause (iv) of the definition of “Securities,” Lender represents and warrants the following as of the Second Amendment Effective Date and (c) solely in respect of the Securities described in clause (v) and clause (vi) of the definition of “Securities,” Lender represents and warrants the following as of the Fourth Amendment Effective Date:

(a)           Investment Intent. Lender understands that the Securities it receives hereunder are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law. Lender is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to Lender’s right at all times to sell or otherwise dispose of all or any part of such securities in compliance with applicable federal and state securities laws. Lender does not have any agreement or understanding, directly or indirectly, with any person or entity to distribute the Securities.

(b)           Lender’s Status. At the time Lender was offered the Securities, Lender was, and at the date hereof Lender is, an “accredited investor” as defined in Rule 3~1(a) under the Securities Act. Lender is not a registered broker-dealer or agent thereof under Section 13 of the Exchange Act.

(c)           General Solicitation. Lender is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(d)           Access to Information. Lender acknowledges that it has reviewed the Disclosure Documents and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent Borrower concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities, (ii) access to information about Parent Borrower and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment and (iii) the opportunity to obtain such additional information that Parent Borrower possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(e)           Independent Investment Decision. Lender has independently evaluated the merits of its decision to purchase the Securities pursuant to this Agreement, and confirms that it has not relied on the advice of Parent Borrower or any of its advisors. Lender has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Lender understands that it must bear the economic risk of this investment in the Securities indefinitely, and it is able to bear such risk and is able to afford a complete loss of such investment.

(f)            Legend. Lender acknowledges that the certificates evidencing the Securities will be imprinted with a legend in substantially the following form:

11.20. Limitation on Debt Conversion. Notwithstanding anything contained in this  Agreement to the contrary, in no event shall debt be converted hereunder on or after the Fourth Amendment Effective Date into an amount equal to 20% or more of the common Capital Stock of Parent Borrower or 20% or more of the voting power of the Parent Borrower, in each case, outstanding as of the Fourth Amendment Effective Date.

(SIGNATURES TO FOLLOW)

Table of Exhibits and Schedules

Exhibit A:	Advance Request Attachment to Advance Request

Exhibit B-1:	Term Note A

Exhibit B-2:	Term Note B

Exhibit B-3:	Revolving Note

Exhibit B-4	Equipment Term Loan Note

Exhibit B-5	Term Note C

Exhibit B-6 Term Note D

Exhibit C:	Name, Locations, and Other Information for Borrowers

Exhibit D:	Borrowers’ Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrowers’ Deposit Accounts and Investment Accounts

Exhibit F:	Compliance Certificate

Exhibit G:	Joinder Agreement

Exhibit H:	Borrowing Base Certificate

Exhibit I:	ACH Debit Authorization Agreement

Exhibit J:	Form of Collateral Assignment of Acquisition Documents

Exhibit K	Form of Registration Rights Agreement

Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.5	Actions Before Governmental Authorities
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.14	Capitalization and Subsidiaries
Schedule 7.14	Deposit Accounts

[(Other than the continuation of the Specified Events of Default, each as defined in the [~~Second~~]Fourth Amendment),](1) each Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement are and shall be true and correct in all material respects on and as of the Advance Date (other than to the extent that any representation and warranty is already qualified by materiality, in which case, such representation and warranty shall be true and correct as of such date) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that each Borrower is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Each Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its reasonable discretion, Lender may decline to fund the requested Advance.

Each Borrower hereby represents that no Borrower’s corporate and limited liability company status and locations have changed since the date of this Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

BORROWERS:

Executed as of [                                                           ], 20[    ].

INFOLOGIX, INC., ON BEHALF OF ITSELF AND INFOLOGIX SYSTEMS CORPORATION OPT ACQUISITION LLC EMBEDDED TECHNOLOGIES, LLC INFOLOGIX — DDMS, INC.

By:
Print Name:
Title:

(1)  To be included to the extent applicable.

EXHIBIT B-5

FORM OF TERM NOTE C

THIS TERM NOTE C AND THE COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, ASSIGNED (OTHER THAN BY COLLATERAL ASSIGNMENT) OR OTHERWISE TRANSFERRED (OTHER THAN BY COLLATERAL ASSIGNMENT OR PLEDGE) UNTIL (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) PARENT BORROWER RECEIVES AN OPINION OF COUNSEL TO PARENT BORROWER OR OTHER COUNSEL TO THE HOLDER OF SUCH NOTE WHICH OTHER COUNSEL IS SATISFACTORY TO PARENT BORROWER THAT SUCH NOTE AND/OR COMMON STOCK MAY BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED, WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

$1,350,000	Date:	,20[ ]

FOR VALUE RECEIVED, each of InfoLogix, Inc., a Delaware corporation, InfoLogix System Corporation, a Delaware corporation, Embedded Technologies, LLC a Delaware Limited Liability Company, Opt Acquisition LLC a Pennsylvania limited liability company, and InfoLogix-DDMS, Inc, a Delaware corporation, jointly and severally (each a “Borrower” and collectively, the “Borrowers”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Term Note [~~B~~]C (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Term Note [~~B~~]C (this “Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of One Million Three Hundred Fifth Thousand Dollars ($1,350,000) or such other principal amount as Lender has advanced to Borrowers, together with interest thereon (whether as cash interest or payment in kind interest), all as provided in the Loan Agreement referred to below.

This Note is a Term Note C referred to in, and is executed and delivered in connection with, that certain Amended and Restated Loan and Security Agreement dated November 20, 2009, by and among Borrowers and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Note. The obligations evidenced by this Note may be converted into shares of common Capital Stock as provided by the terms of the Loan Agreement.

Each Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Each Borrower agrees to make all

EXHIBIT B-6

FORM OF TERM NOTE D

THIS TERM NOTE D AND THE COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, ASSIGNED (OTHER THAN BY COLLATERAL ASSIGNMENT) OR OTHERWISE TRANSFERRED (OTHER THAN BY COLLATERAL ASSIGNMENT OR PLEDGE) UNTIL (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) PARENT BORROWER RECEIVES AN OPINION OF COUNSEL TO PARENT BORROWER OR OTHER COUNSEL TO THE HOLDER OF SUCH NOTE WHICH OTHER COUNSEL IS SATISFACTORY TO PARENT BORROWER THAT SUCH NOTE AND/OR COMMON STOCK MAY BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED, WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

$500,000 Date: , 20[ ]

FOR VALUE RECEIVED, each of InfoLogix, Inc., a Delaware corporation, InfoLogix System Corporation, a Delaware corporation, Embedded Technologies, LLC a Delaware Limited Liability Company, Opt Acquisition LLC a Pennsylvania limited liability company, and InfoLogix-DDMS, Inc, a Delaware corporation, jointly and severally (each a “Borrower” and collectively, the “Borrowers”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Term Note D (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Term Note D (this “Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Five Hundred Thousand Dollars ($500,000) or such other principal amount as Lender has advanced to Borrowers, together with interest thereon (whether as cash interest or payment in kind interest), all as provided in the Loan Agreement referred to below.

This Note is a Term Note D referred to in, and is executed and delivered in connection with, that certain Amended and Restated Loan and Security Agreement dated November 20, 2009, by and among Borrowers and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a default under this Note.  The obligations evidenced by this Note may be converted into shares of common Capital Stock as provided by the terms of the Loan Agreement.

Each Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.  Each Borrower agrees to make all payments under this Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Note has been negotiated and delivered to Lender and is payable in the State of California.  This Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

[Remainder of Page Intentionally Left Blank]

INFOLOGIX, INC.

By:
David T. Gulian, President and CEO

INFOLOGIX SYSTEMS CORPORATION

By:
David T. Gulian, President

OPT ACQUISITION LLC
By: InfoLogix Systems Corporation, its sole Member

By:
David T. Gulian, President

EMBEDDED TECHNOLOGIES, LLC
By: InfoLogix Systems Corporation, its sole Member

By:
David T. Gulian, President

INFOLOGIX — DDMS, INC.

By:
David T. Gulian, President